UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

           THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
IN RESPECT OF

                                                        THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT
(Exact name of registrant as specified in its charter)

                                         New Jersey
 (State or other jurisdiction of incorporation or organization)

                                                               6311
 (Primary Standard Industrial Classification Code Number)

                                                          22-1211670
(I.R.S. Employer Identification Number)

c/o The Prudential Insurance Company of America
      751 Broad Street, Newark, New Jersey 07102-3777, (800) 778-2255
(Address, including zip code, and telephone number,
including area code, or registrant's principal executive offices)

Jordan K. Thomsen, V.P. and Corporate Counsel
The Prudential Insurance Company of America
        751 Broad Street, Newark, New Jersey  07102-3777, (800) 778-2255
                  (Name, address, including zip code, and telephone number,
including area code, of agent for service

Copies to:
Christopher E. Palmer
Goodwin Procter LLP
901 New York Avenue, N.W.
Washington, DC 20001

                                                                     May 1, 2015
 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Calculation of Registration Fee

Title of Each Class                                                     Proposed Maximum                        Proposed Maximum
of Securities to                      Amount to be             Offering                                           Aggregate                            Amount of
be Registered                   Registered*                Price Per Unit*                          Offering Price                    Registration Fee**
_________________________________________________________________________________________________________________________________________________________
Interests in real
property                                  $2,728,515                                                                                    $                                       $1
separate account
underlying variable
life insurance and
annuity contracts
_________________________________________________________________________________________________________________________________________________________

*  These securities are not issued in predetermined amounts or units and the maximum aggregate offering price is estimated solely for purposes of determining the registration fee.

** Prior to the filing of this Registration Statement, $2,461,595 of securities of the registrant remained registered and unsold, pursuant to Registration Statement File No. 333-194368 on  Form S-1, which was filed with the Commission on March 6, 2014.  Pursuant to Rule 457(p), the registration fee of $317.05 associated with the unsold securities is offset from the registration fee associated with this registration statement and such unsold securities from the previous registration statement are deemed deregistered.
_________________________________________________________________________________________________________________________________________________________

Registrant is filing this Registration Statement for the sole purpose of registering additional securities under variable life and variable annuity contracts previously described in this Registration Statement and in certain other prospectuses that are contained in the Registrant's currently effective Form S-1 Registration Statement (File No. 333-194368).

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

May 1, 2015

THE PRUDENTIAL
VARIABLE CONTRACT
REAL PROPERTY ACCOUNT

This prospectus is attached to two other types of prospectuses.  The first describes either a variable annuity contract or a variable life insurance contract (collectively, the "Contract") issued by The Prudential Insurance Company of America ("Prudential," "us," "we," or "our").  The second prospectus describes several investment options available under that variable contract through The Prudential Series Fund (the "Series Fund").  The Series Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Series Fund consists of separate investment portfolios that are mutual funds, each with a different investment policy and objective.

This prospectus describes The Prudential Variable Contract Real Property Account (the "Real Property Account"), an additional available investment option.  Although it is not a mutual fund, in many ways it is like a mutual fund.  Instead of holding a diversified portfolio of securities, such as stocks or bonds, it consists mainly of a portfolio of commercial and residential real properties.

Prudential determines the price of a "share" or, as we call it, a "participating interest" in this portfolio of properties, just as it does for the other investment options.  It is based upon our best estimate of the fair market value of the properties and other assets held in this portfolio.  The portion of your "Contract Fund" (the total amount invested under the Contract) that you allocate to this investment option will change daily in value, up or down, as our estimate of the fair market value of these real properties and other assets change.

The risks of investing in real property are different from the risks of investing in mutual funds.  See RISK FACTORS.  Also, your ability to withdraw or transfer your investment in this option is not as freely available as it is for the other investment options.  See RESTRICTIONS ON WITHDRAWALS.

Please read this prospectus and keep it for future reference.

In compliance with US law, Prudential delivers this prospectus to contract owners that currently reside outside of the United States.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102-3777
Telephone: (800) 778-2255

PRPA-3 Ed 5-2015

TABLE OF CONTENTS

Page
                                                                                                                                                  Page
                                                                                                                                                         Page

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS	1

SUMMARY	2

GENERAL INFORMATION ABOUT THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER	3

INVESTMENT POLICIES	5

CURRENT REAL ESTATE-RELATED INVESTMENTS	9

RISK FACTORS	9

INVESTMENT RESTRICTIONS	11

DIVERSIFICATION REQUIREMENTS	12

CONFLICTS OF INTEREST	12

THE REAL PROPERTY ACCOUNT’S UNAVAILABILITY TO CERTAIN CONTRACTS	14

VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS	14

BORROWING BY THE PARTNERSHIP	15

CHARGES	16

RESTRICTIONS ON WITHDRAWALS	16

RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT	17

FEDERAL INCOME TAX CONSIDERATIONS	17

DISTRIBUTION OF THE CONTRACTS	17

STATE REGULATION	17

ADDITIONAL INFORMATION	18

EXPERTS	18

LITIGATION	18

REPORTS TO CONTRACT OWNERS	18

INCORPORATION OF ANNUAL REPORT BY REFERENCE	18

FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION	19

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND
SELECTED RATIOS
(FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD)

The following information on per share investment income, capital changes and selected ratios has been provided for your information.  This page should be read in conjunction with the financial statements and notes thereto of The Prudential Variable Contract Real Property Partnership.

	01/01/2014	01/01/2013	01/01/2012	01/01/2011	01/01/2010
	To	To	To	To	To
	12/31/2014	12/31/2013	12/31/2012	12/31/2011	12/31/2010

Revenue from real estate and improvements	$5.49	$5.81	$5.00	$4.36	$4.11
Equity in income of real estate partnership	$0.00	$0.00	$0.02	$0.21	$0.17
Interest on short-term investments	$0.00	$0.00	$0.00	$0.01	$0.01

TOTAL INVESTMENT INCOME	$5.49	$5.81	$5.02	$4.58	$4.29

Investment Management fee	$0.55	$0.52	$0.47	$0.44	$0.40
Real Estate Taxes	$0.58	$0.53	$0.46	$0.37	$0.41
Administrative expense	$0.97	$0.94	$0.83	$0.76	$0.80
Operation expense	$1.15	$1.28	$1.19	$1.14	$1.07
Interest expense	$0.64	$0.59	$0.39	$0.27	$0.17
Minority interest in consolidated partnership	$0.14	$0.09	$0.06	$0.06	$0.07

TOTAL INVESTMENT EXPENSES	$4.03	$3.95	$3.40	$3.04	$2.92

NET INVESTMENT INCOME	$1.46	$1.86	$1.62	$1.54	$1.37

Net realized gain (loss) on real estate investments sold
or converted	$0.10	$0.03	$0.07	$0.00	($0.40)

Change in unrealized gain (loss) on real estate investments	$1.35	$1.82	$0.68	$2.77	($0.98)
Minority interest in unrealized gain (loss) on investments	($0.16)	($0.32)	($0.14)	($0.16)	($0.12)

Net unrealized gain (loss) on real estate investments	$1.19	$1.50	$0.54	$2.61	($0.86)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENTS	$1.29	$1.53	$0.61	$2.61	($1.26)

Net change in share value	$2.76	$3.39	$2.23	$3.89	$2.50

Share value at beginning of period	$37.78	$34.49	$32.27	$28.38	$25.88
Share value at end of period	$40.48	$37.78	$34.49	$32.27	$28.38

Ratio of expenses to average net assets (1)	8.15%	8.85%	8.84%	8.38%	9.36%

Ratio of net investment income to average net assets (1)	4.03%	5.29%	5.02%	4.96%	5.03%

Number of weighted shares outstanding at
end of period (000’s)	4,651	4,908	5,183	5,335	5,815

All per share calculations are based on weighted average shares outstanding.
(1)  Average net assets are calculated based on an average of ending monthly net assets.
*Per Share amount less than $0.01 (rounded)

1 - Real Property

SUMMARY

This Summary provides a brief overview of the more significant aspects of the Real Property Account.  We provide further detail in the subsequent sections of this prospectus.

The Real Property Account is a separate account of Prudential created pursuant to New Jersey insurance law.  Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Prudential.  Owners of certain variable life insurance and variable annuity contracts issued by Prudential may allocate a portion of their net premiums or purchase payments, or transfer a portion of their Contract Fund, to the Real Property Account.  Values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account.  Contract owners, not Prudential, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner's Contract Fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the Contract you selected.

Investment of The Real Property Account Assets

The Real Property Account assets are invested primarily in income-producing real estate through The Prudential Variable Contract Real Property Partnership (the "Partnership"), which is a general partnership that was established by Prudential and two of its wholly-owned subsidiaries, Pruco Life Insurance Company ("Pruco Life") and Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”). See The Prudential Variable Contract Real Property Partnership.  Currently Prudential Investment Management Inc. ("PIM") serves as the investment manager of the Partnership. See The Investment Manager.  The Partnership invests at least 65% of its assets in direct ownership interests in:

1.	income-producing real estate;
2.	participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and
3.	real property sale-leasebacks negotiated on behalf of the Partnership.

The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels.  The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land.  Approximately 10% of the Partnership's assets will be held in cash or invested in liquid instruments and securities.  The remainder of the Partnership's assets may be invested in other types of real estate related investments, including non-participating mortgage loans and real estate investment trusts.

Investment Objectives

The investment objectives of the Partnership are to:

1.	preserve and protect the Partnership's capital;
2.	compound income by reinvesting investment cash flow; and
3.	over time, increase the income amount through appreciation in the value of permitted investments and, to a lesser extent, through mortgage loans and sale-leaseback transactions.

There is no assurance that the Partnership's objectives will be attained.  See INVESTMENT POLICIES.

Risk Factors

Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks.  See RISK FACTORS.  These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership's real property investments will not be realized upon their disposition.  Many of the Partnership's real estate investments will not be quickly convertible into cash. Therefore, the Real Property Account should be viewed as a long-term investment.  See RESTRICTIONS ON WITHDRAWALS.  Prudential and the investment manager have taken steps that are designed to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within seven days), see Liquidity of Investments.

Prudential’s management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from Prudential Financial affiliates.  See CONFLICTS OF INTEREST.

2 - Real Property

Summary of Charges

The Partnership pays a daily investment management fee, which amounts to 1.25% per year of the average daily gross assets of the Partnership.  The Partnership also compensates the investment manager for providing certain accounting and administrative services.  See CHARGES.  The portion of your Contract Fund allocated to the Real Property Account is subject to the same Contract charges as the portion of your Contract Fund allocated to The Prudential Series Fund, Inc. (the "Series Fund").  The Series Fund is the underlying funding vehicle for the other variable investment options available to Contract owners.  You should read the Contract prospectus for a description of those charges.

Availability to Prudential Contracts

The Real Property Account is currently available to purchasers of Prudential's Variable Investment Plan® Contracts, Prudential's Discovery® Plus Contracts, Prudential's Variable Appreciable Life® Insurance Contracts, and Prudential's Custom VALSM Life Insurance Contracts.  It is not available on Contracts that are purchased in connection with IRAs, Section 403(b) annuities, and other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS.  For example, a Variable Appreciable Life Contract owner who elects to invest part of his or her net premiums in The Prudential Variable Appreciable Account, a separate account of Prudential registered as a unit investment trust under the Investment Company Act of 1940, and part in the Real Property Account, will be subject to the same:  (1) monthly sales charges; (2) risk charges; (3) administrative charges; (4) insurance charges; and (5) contingent deferred sales charges without regard to what portion is invested in The Prudential Variable Appreciable Account and what portion is invested in the Real Property Account.  The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account. These subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.

This prospectus may only be offered in jurisdictions in which the offering is lawful.  No person is authorized to make any representations in connection with this offering other than those contained in this prospectus.

GENERAL INFORMATION ABOUT THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER

The Prudential Insurance Company of America

Prudential, a stock life insurance company, has been doing business since October 13, 1875.  Prudential is licensed to sell life insurance and annuities in the District of Columbia, Guam, U.S. Virgin Islands, and in all states.  These Contracts are not offered in any state in which the necessary approvals have not yet been obtained.

Prudential is an indirect, wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”), a New Jersey insurance holding company.  Prudential Financial exercises significant influence over the operations and capital structure of Prudential.  However, neither Prudential Financial nor any other related company has any legal responsibility to pay amounts that Prudential may owe under the Contract.

The Prudential Variable Contract Real Property Account

The Real Property Account was established on November 20, 1986 under New Jersey law as a separate investment account.  The Real Property Account meets the definition of a "separate account" under the federal securities laws.  The Real Property Account holds assets that are separated from all of Prudential’s other assets.  The Real Property Account is used only to support the variable benefits payable under the Contracts that are funded by the real estate investment option.

The Contract obligations to Contract owners and beneficiaries are general corporate obligations of Prudential. Prudential is also the legal owner of the Real Property Account assets.  Prudential will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account.  These assets may not be charged with liabilities, which arise from any other business that Prudential conducts.  In addition to these assets, the Real Property Account's assets may include funds contributed by Prudential, and reflect any accumulations of the charges Prudential makes against the Real Property Account.  See VALUATION OF CONTRACT OWNER’S PARTICIPATING INTERESTS.

3 - Real Property

Prudential will bear the risks and rewards of the Real Property Account's investment experience to the extent of its investment in the Real Property Account.  Prudential may withdraw or redeem its investment in the Real Property Account at any time.  We will not make any such redemption if it will have a materially adverse impact on the Real Property Account.  Accumulations of charges will be withdrawn on a regular basis.

Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Prudential.  Contract owners have no voting rights with respect to the Real Property Account.  The Real Property Account is under the control and management of Prudential.  The Board of Directors and officers of Prudential are responsible for the management of the Real Property Account.  No salaries of Prudential personnel are paid by the Real Property Account.

The Prudential Variable Contract Real Property Partnership

The assets of the Real Property Account are invested in the Partnership.  The Partnership, a general partnership organized under New Jersey law on April 29, 1988, was formed through an agreement among Prudential, Pruco Life, and Pruco Life of New Jersey, to provide a means for assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies to be invested in a commingled pool.  This was done to provide greater diversification of investments and lower transaction costs than would be possible if the assets were separately invested by each company.  All amounts allocated to the Real Property Account are contributed by Prudential to the Partnership.  Prudential's general partnership interest in the Partnership is held in the Real Property Account.

The initial contributions to the Partnership were made on April 29, 1988.  Prudential contributed  $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year.  Those assets had an estimated market value of $91,538,737 on that date.  Each Partner is entitled to its respective proportionate share of all income, gains, and losses of the Partnership.

The Partnership assets are valued on each business day.  The value of each Partner's interest will fluctuate with the investment performance of the Partnership.  In addition, the Partners’ interests are proportionately readjusted, at the current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership.  When you choose to allocate a portion of your net premiums or purchase payments, or transfer a portion of your Contract Fund, to the Real Property Account, Prudential will contribute that amount to the Partnership as a capital contribution.  It will correspondingly increase the Real Property Account's interest in the Partnership.  Values and benefits under the Contract will thereafter vary with the performance of the Partnership's investments.  For more information on how the value of your interest in the Real Property Account and the value of the Partnership's investments are calculated, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

Contract owners have no voting rights with respect to the Partnership operations.

The Investment Manager

Currently, Prudential Investment Management, Inc. acts as investment manager of the Partnership.  PIM invests in and manages real estate equities and mortgages for the general account and separate accounts of Prudential Financial affiliates, and other third party accounts.

PIM, on behalf of the general account, and separate accounts of Prudential Financial affiliates, and other third party accounts, is one of the largest real estate investors in North America. PIM and Prudential Financial affiliates participate in real estate ventures through public and private partnerships.  As of December 31, 2014, PIM managed $95.2 billion of net domestic real estate mortgages and equities of which $49.0 billion is in Prudential’s general account and $46.1 billion is in separate accounts and other third party accounts.  Statement value for general account assets is recorded at depreciated cost and for assets in separate accounts and other third party accounts at market value.  For a discussion of how the Partnership's real estate-related investments are valued, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

PIM has organized its real estate activities into separate business units within Prudential's Global Asset Management Group.  Prudential Real Estate Investors (“PREI”™) is the unit responsible for the investments of the Real Property Partnership.  PREI's investment staff is responsible for both general account and third party account real estate investment management activities.

PREI provides global investment management services to institutional investors worldwide.  PREI is headquartered in Madison, New Jersey and has 6 field offices across the United States.  As of December 31, 2014, PREI had under management, within the US, approximately 33.9 million net rentable square feet of office real estate, 23.6 million net rentable square feet of industrial real estate, 26.7 million net rentable square feet of retail real estate, 11,688 hotel rooms, 28,333 multifamily residential units, and 17.4 million net rentable square feet of self-storage real estate.

4 - Real Property

PIM has entered into an administrative services agreement with Prudential, Pruco Life, and Pruco Life of New Jersey under which it pays the companies a fee for performing certain of PIM’s record keeping and other obligations under its investment management agreement with the Partnership.

INVESTMENT POLICIES

Overview

The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.  The largest portion of these real estate investments are direct ownership interests in income-producing real estate, such as office buildings, shopping centers, hotels, apartments, or industrial properties.  Approximately 10% of the Partnership’s assets are generally held in cash or invested in liquid instruments and securities although the Partners reserve discretion to increase this amount to meet partnership liquidity requirements.  The remainder of the Partnership’s assets are invested in other types of real estate-related investments, including real estate investment trusts.

Investment in Direct Ownership Interests in Real Estate

Acquisition.  The Partnership's principal investment policy involves acquiring direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartment buildings, industrial properties, and hotels.  The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land.  Property acquisitions will generally be carried out by the real estate acquisition offices in PREI's network of field offices located in Parsippany, New Jersey, Atlanta, Georgia, Chicago, Illinois and San Francisco, California.  A field office or an affiliate of Prudential Financial supervises the management of properties in all of PIM’s accounts.

Proposals to acquire properties for the Partnership are usually originated by a field office.  They are reviewed and approved by the Investment Management Committee of PREI.  Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Investment Committee of the Board of Directors of Prudential.

Although percentage limitations on the type and location of properties that may be acquired by the Partnership have not been established, the Partnership plans to diversify its investments through the type of property acquired and its geographic location.  The Partnership's investments will be maintained to meet the Internal Revenue Code diversification requirements.  See General Investment and Operating Policies.

In order for the Partnership to meet its stated objectives, it will have to acquire properties that generate more cash than needed to pay its gross operating expenses.  To do this, a substantial portion of the Partnership's assets will be invested in properties with operating histories that include established rent and expense schedules.  However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income.  Upon the expiration of or default under these agreements, there is no assurance that the Partnership will maintain the level of operating income necessary to produce the return it was previously experiencing.  The Partnership may purchase real property from Prudential Financial or its affiliates under certain conditions.  See CONFLICTS OF INTEREST.

The property acquired by the Partnership is usually real estate, which is ready for use.  Accordingly, the Partnership is not usually subject to the development or construction risks inherent in the purchase of unimproved real estate.  From time to time, however, the Partnership may invest in a developmental real estate project that is consistent with the Partnership's objectives.  The Partnership will then be subject to those risks.

The Partnership will often own the entire fee interest in an acquired property, but it may also hold other direct ownership interests.  These include, but are not limited to, partnership interests, limited liability company interests, leaseholds, and tenancies in common.

Property Management and Leasing Services.  The Partnership usually retains a management company operating in the area of a property to perform local property management services.  A field office or other affiliate of Prudential Financial will usually:  (1) supervise and monitor the performance of the local management company; (2) determine and establish the required accounting information to be supplied; (3) periodically inspect the property; (4) review and approve property operating budgets; and (5) review actual operations to ensure compliance with budgets.  In addition to day-to-day management of the property, the local management company will have responsibility for:  (1) supervision of any on-site personnel; (2) negotiation of maintenance and service contracts; (3) major repair advice; (4) replacements and capital improvements; (5) the review of market conditions to recommend rent schedule changes; and (6) creation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants.  The local management company fees will reduce the cash flow from the property to the Partnership.

5 - Real Property

The Partnership usually retains a leasing company to perform leasing services on any property with actual or projected vacancies.  The leasing company will coordinate with the property management company to provide marketing and leasing services for the property.  When the property management company is qualified to handle leasing, it may also be hired to provide leasing services.  Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.

PREI may, on behalf of the Partnership, hire a Prudential Financial affiliate to perform property management or leasing services. The affiliate's services must be provided on terms competitive with unaffiliated entities performing similar services in the same geographic area.  See CONFLICTS OF INTEREST.

Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, develop a business plan and budget for each property.  It will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property.  The approval of an officer of PREI is required.  The field office will also periodically report the operating performance of the property to PREI.

Investments in Mortgage Loans

Types of Mortgage Loans

The Partnership is authorized to invest in mortgage loans, including conventional mortgage loans that may pay fixed or variable rates of interest and mortgage loans that have a Participation (as defined below).  The Partnership will not make mortgage loans to Prudential Financial affiliates.

The Partnership intends to give mortgage loans on:  (1) commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms); (2) agricultural properties; and (3) residential properties (such as garden apartment complexes and high-rise apartment buildings).  These loans are usually secured by properties with income-producing potential based on historical or projected data.  Usually, they are not personal obligations of the borrower and are not insured or guaranteed.

1. First Mortgage Loans. The Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property.  These loans may provide for interest-only payments and a balloon payment at maturity.

2. Wraparound Mortgage Loans. The Partnership also may make wraparound mortgage loans on income-producing properties which are already mortgaged to unaffiliated entities.  A wraparound mortgage loan is a mortgage with a principal amount equal to the outstanding balance of the prior existing mortgage plus the amount to be advanced by the lender under the wraparound mortgage loan, thereby providing the property owner with additional funds without disturbing the existing loan.  The terms of wraparound mortgage loans made by the Partnership require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will then pay the holder of the prior loan.  Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is junior to it.  The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower's default, to obtain possession of the property, which secures the loan.

3. Junior Mortgage Loans.  The Partnership may also invest in other junior mortgage loans.  Junior mortgage loans will be secured by mortgages, which are subordinate to one or more prior liens on the real property.  They will generally, but not in all cases, provide for repayment in full prior to the end of the amortization period of the senior mortgages.  Recourse on such loans will include the real property encumbered by the Partnership's mortgage and may also include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership's mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.

4. Participations. The Partnership may make mortgage loans, which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a "Participation") in the economic benefits of the underlying property.  The Partnership would receive a percentage of:  (1) the gross or net revenues from the property operations; and/or (2) the increase in the property value realized by the borrower, such as through sale or refinancing of the property.  These arrangements may also grant the Partnership an option to acquire the property or an undivided interest in the property securing the loan.  When the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from that investment will generally be less than would otherwise be the case.  It is expected that the Partnership will be entitled to percentage Participations when the gross or net revenues from the property operations exceed a certain base amount.  This base amount may be adjusted if real estate taxes or similar charges are increased.  The form and extent of the additional interest that the Partnership receives will vary with each transaction depending on:  (1) the equity investment of the owner or developer of the property; (2) other financing or credit obtained by the owner or developer; (3) the fixed base interest rate on the mortgage loan by the Partnership; (4) any other security arrangement; (5) the cash flow and pro forma cash flow from the property; and (6) market conditions.

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The Partnership intends to use this additional interest as a hedge against inflation.  It assumes that as prices increase in the economy, the rental prices on properties, such as shopping centers or office buildings, will increase and  there should be a corresponding increase in the property value.  There is no assurance that additional interest or increased property values will be received.  In that event, the Partnership will be entitled to receive only the fixed portion of its return.

Standards for Mortgage Loan Investments

In making mortgage loans, the investment manager will consider relevant real property and financial factors, including: (1) the location, condition, and use of the underlying property; (2) its operating history; (3) its future income-producing capacity; and (4) the quality, experience, and creditworthiness of the unaffiliated borrower.

Before the Partnership makes a mortgage loan, the investment manager analyzes the fair market value of the underlying real estate.  In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.

Dealing With Outstanding Loans

The Partnership may sell its mortgage loans prior to maturity if it is deemed advisable by the investment manager and consistent with the Partnership's investment objectives.  The investment manager may also:  (1) extend the maturity of any mortgage loan made by the Partnership; (2) consent to a sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan); (3) renegotiate the terms of a mortgage loan; and (4) otherwise deal with the mortgage loans of the Partnership.

Investments in Sale-Leasebacks

A portion of the Partnership's investments may consist of real property sale-leaseback transactions ("Leasebacks").  In this type of transaction, the Partnership will purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease.  Leasebacks may be for very long periods and may provide for increasing payments from the lessee.

Under the terms of the Leaseback, the tenant will operate, or provide for the operation of, the property and generally be responsible for the payment of all costs, including: (1) taxes; (2) mortgage debt service; (3) maintenance and repair of the improvements; and (4) insurance.  In some cases, the Partnership may also grant the lessee an option to acquire the land and improvements from the Partnership after a period of years.  The option exercise price would  be based on the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.

In some Leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the building owner.  In such cases, the Partnership may seek, in addition to base rents in its Leasebacks, Participations in the gross revenues from the building in a form such as a percentage of the gross revenues of the lessee above a base amount (which may be adjusted if real property taxes increase or for other events).  The Partnership may invest in Leasebacks which are subordinate to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage, or lien.  In those situations, the Partnership's Leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a Leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised property value.  The Partnership may dispose of its Leasebacks when deemed advisable by the investment manager and consistent with the Partnership's investment objectives.

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General Investment and Operating Policies

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans or Leasebacks in order to make short-term profits from their sale, although in exceptional cases, the investment manager may decide to do so in the best interests of the Partnership.  The Partnership may dispose of its investments whenever necessary to meet its cash requirements or when it is deemed to be desirable by the investment manager because of market conditions or otherwise.  The Partnership will reinvest any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership's operations and which are not withdrawn by the Partners in order to make distributions to investors pursuant to the variable contracts issued by the Partners, or to Prudential to return its equity interests pursuant to this prospectus.  The proceeds will be reinvested in investments consistent with the Partnership's investment objectives and policies.

In making investments in properties, mortgage loans, Leasebacks or other real estate investments, the Partnership will rely on the investment manager's analysis of the investment and will not receive an independent appraisal prior to acquisition.  The Partnership expects, however, that all the properties it owns, and most mortgage loans it holds, will be appraised or valued annually by an independent appraiser who is a member of a nationally recognized society of appraisers.  Each appraisal will be maintained in the Partnership records for at least five years.  It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.

The Partnership usually purchases properties on an unleveraged basis.  The properties acquired will typically be free and clear of mortgage debt immediately after their acquisition.  The Partnership may, however, acquire properties subject to existing mortgage loans.  In addition, the Partnership may mortgage or acquire properties partly with the proceeds of purchase money mortgage loans, up to 80% of the property value.  Although this is not usually done, the Partnership may do so if the investment manager decides that it is consistent with its investment objectives.  When the Partnership mortgages its properties, it bears the expense of mortgage payments.  See BORROWING BY THE PARTNERSHIP.

The Partnership may also invest a portion of its assets in non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.

The Partnership's investments will be maintained in order to meet the diversification requirements set forth in regulations under the Internal Revenue Code (the "Code") relating to the investments of variable life insurance and variable annuity separate accounts.  In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: (1) no more than 55% of the assets will be invested in any one investment; (2) no more than 70% of the assets will be invested in any two investments; (3) no more than 80% of the assets will be invested in any three investments; and (4) no more than 90% of the assets will be invested in any four investments.  All interests in the same real property project are treated as a single investment.  The Partnership must meet the above test within 30 days of the end of each calendar quarter.  To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership's gross assets, as of the prior fiscal year end.

In managing the assets of the Partnership, the investment manager will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants.  The investment manager will decide which course of action is in the best interests of the Partnership in maintaining the value of the investment.

Property management services are usually required for the Partnership's investments in properties which are owned and operated by the Partnership, but usually will not be needed for mortgage loans owned by the Partnership, except for mortgage servicing.  It is possible, however, that these services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan.  The investment manager may engage, on behalf of the Partnership, Prudential Financial affiliated or unaffiliated entities to provide these additional services to the Partnership. The investment manager may engage Prudential Financial affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.  See CONFLICTS OF INTEREST.

The investment manager will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940.  This requires monitoring the proportion of the Partnership's assets to be placed in various investments.

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CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the "Pruco Life Account"), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life.  Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership.  Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

Properties

The Partnership owns the following properties as of December 31, 2014.

1.	Office Properties

2.	Apartment Complexes

3.	Retail Property

4.	Hotel Property

5.	Investment in Real Estate Trust

Detailed information about the above properties can be found in the Real Property Account Annual Report on Form 10-K for the period ended December 31, 2014 (the "Annual Report").  See INCORPORATION OF ANNUAL REPORT BY REFERENCE for more information about the Annual Report and how to obtain a copy.

The following tables list the rentable area subject to expiring leases during the next five years, and an aggregate figure for expirations in 2020 and thereafter, in the Account's commercial properties.  While many of these leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options, including those with terms that expired on December 31, 2014 or are month-to-month leases.

Office Properties
Year of Lease Expiration	2015	2016	2017	2018	2019	2020 and thereafter	Total
Rentable Area Subject to Expiring Leases (sq. ft.)	0	12,677	9,899	3,956	13,905	67,080	107,517
Percentage of Total Rentable Area of Partnership's Office Properties Represented by Expiring Leases	0.00%	7.71%	6.02%	2.41%	8.46%	40.82%	65.42%

Retail Properties
Year of Lease Expiration	2015	2016	2017	2018	2019	2020 and thereafter	Total
Rentable Area Subject to Expiring Leases (sq. ft.)	80,695	31,106	76,671	142,038	102,150	278,127	710,787
Percentage of Total Rentable Area of Partnership's Office Properties Represented by Expiring Leases	9.62%	3.71%	9.14%	16.93%	12.17%	33.14%	84.71%

RISK FACTORS

There are certain risk factors that you should consider before allocating a portion of your net premiums or purchase payments, or transferring a portion of your Contract Fund, to the Real Property Account.  These include valuation risks, (see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS), certain conflicts of interest, (see CONFLICTS OF INTEREST), as well as the following risks:

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Liquidity of Investments

Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts.  The Partnership will, however, hold approximately 10% of its assets in cash and invested in liquid securities.  The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account.  Such withdrawals would be made in order to meet requested or required payments under the Contracts.  The Partnership may also borrow funds to meet liquidity needs.  See BORROWING BY THE PARTNERSHIP.

We have taken steps to ensure that the Partnership will be liquid enough to meet all anticipated withdrawals by the Partners to meet the separate accounts' liquidity requirements. It is possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.

General Risks of Real Property Investments

By participating in the Real Property Account and thereby in the investment performance of the Partnership, you will be subject to many of the risks of real property investments.  These include:

1. Risks of Ownership of Real Properties.  The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates.  Operation of property in which the Partnership invests will primarily involve rental of that property to tenants.  The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership.  If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant.  Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.

The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (such as from nuclear power plant accidents and wars) which are either uninsurable or not economically insurable.

2. Risks of Mortgage Loan Investments.  The Partnership’s mortgage loan investments will be subject to the risk of default by the borrowers.  In this event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans.  A borrower’s ability to meet its mortgage loan payments will be dependent upon the risks generally inherent to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers.  The Partnership will only rely on the value of the underlying property for its security.  Mechanics’, material men's, government, and other liens may have or obtain priority over the Partnership’s security interest in the property.

In addition, the Partnership's mortgage loan investments will be subject to prepayment risks.  If the terms of the mortgage loans permit, mortgagors may prepay the loans, thus possibly changing the Partnership's return.

Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership's investment. "Due on sale" clauses included in some senior mortgages, accelerating the amount due under the senior mortgage in the case of sale of the property, may be applied to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.

The risk of lending on real estate increases as the proportion, which the amount of the mortgage loan bears to the fair market value of the real estate increases.  The Partnership usually does not make mortgage loans of over 80% of the estimated or appraised value of the property that secures the loan.  There can be no assurance, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.

Mortgage loans made by the Partnership may be subject to state usury laws.  These laws impose limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages.  The Partnership does not intend to make mortgage loans at usurious rates of interest. Uncertainties in determining the legality of interest rates and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.

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3. Risks with Participations.  The Partnership may seek to invest in mortgage loans and Leasebacks with Participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts.  If the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership's income will depend on the success in the leasing of the underlying property, the management and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition.  If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate, the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation.  State laws may limit Participations.  In the event of the borrower's bankruptcy, it is possible that as a result of the Partnership's interest in the gross revenues or sale proceeds, a court could treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could lose the priority its security interest would have been given, or be liable for the borrower’s debts.  The Partnership will structure its Participations to avoid being characterized as a partner or joint venturer with the borrower.

4. Risks with Sale-Leaseback Transactions.  Leaseback transactions typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party.  The value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any.  The tenants’ leases may have shorter terms than the leaseback.  Therefore, the lessee's future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.

PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions.  However, a lessee in a leaseback transaction may have few, if any, assets.  The Partnership will therefore rely for its security on the value of the land and improvements.  When the Partnership's leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership's leaseback will be subject to greater risk.  A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms.  The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving lower average annual rentals. However, this risk may be lessened if the Partnership obtains Participations in connection with its Leasebacks.

Reliance on The Partners and The Investment Manager

You do not have a vote in determining the policies of the Partnership or the Real Property Account.  You also have no right or power to take part in the management of the Partnership or the Real Property Account.  The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions.  Although the Partners have the right to replace the investment manager, it should be noted that Prudential, Pruco Life, Pruco Life of New Jersey, and the investment manager are wholly-owned subsidiaries of Prudential Financial.

The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST.  There may be intense competition in obtaining properties or mortgages in which the Partnership intends to invest.  Competition may result in increased costs of suitable investments.

Since the Partnership will continuously look for new investments, you will not be able to evaluate the economic merit of many of the investments, which may be acquired by the Partnership.  You must depend upon the ability of the investment manager to select investments.

INVESTMENT RESTRICTIONS

The Partnership has adopted certain restrictions relating to its investment activities.  These restrictions may be changed, if the law permits, by the Partners.  Pursuant to these restrictions, the Partnership will not:

1. Make any investments not related to real estate, other than liquid instruments and securities.

2. Engage in underwriting of securities issued by others.

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3. Invest in securities issued by any investment company.

4. Sell securities short.

5. Purchase or sell oil, gas, or other mineral exploration or development programs.

6. Make loans to the Partners, any of their affiliates, or any investment program sponsored by such parties.

7.	Enter into leaseback transactions in which the lessee is Prudential, Pruco Life, Pruco Life of New Jersey, their affiliates, or any investment program sponsored by such parties.

8.
Borrow more than 331/3% (pursuant to California state requirements) of the value of the assets of the Partnership (based upon periodic valuations and appraisals).  See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

DIVERSIFICATION REQUIREMENTS

The Partnership’s investments are maintained so as to meet the diversification requirements set forth in Treasury Regulations issued pursuant to Section 817(h) of the Internal Revenue Code relating to the investments of variable life insurance and variable annuity separate accounts.  Section 817(h) requires, among other things, that the partnership will have no more than 55% of the assets invested in any one investment, no more than 70% of the assets will be invested in any two investments, no more than 80% of the assets will be invested in any three investments, and no more than 90% of the assets will be invested in any four investments.  To comply with requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of the Partnership’s gross assets as of the prior fiscal year.

CONFLICTS OF INTEREST

The investment manager, will be subject to various conflicts of interest in managing the Partnership.  PIM invests in real estate equities and mortgages for the general account of Prudential Financial affiliates and for third parties, including through separate accounts established for the benefit of qualified pension and profit-sharing plans. PIM also manages, or advises in the management of, real estate equities and mortgages owned by other persons.  In addition, affiliates of Prudential Financial are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans.  Prudential Financial and its affiliates may engage in business activities, which will be competitive with the Partnership.  Moreover, the Partnership may purchase properties from Prudential Financial or its affiliates.

The potential conflicts involved in managing the Partnership include:

1. Lack of Independent Negotiations between the Partnership and The Investment Manager.  All agreements and arrangements relating to compensation between the Partnership and the investment manager, or any affiliate of Prudential Financial, may not be the result of arm's-length negotiations.

2. Competition by the Partnership with Prudential Financial's Affiliates for Acquisition and Disposition of Investments.  Prudential Financial affiliates are involved in numerous real estate investment activities for their general account, their separate accounts, and other entities.  They may involve investment policies comparable to the Partnership’s and may compete with the Partnership for the acquisition and disposition of investments.  Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar to those of the Partnership.  In short, existing or future real estate investment accounts or entities managed or advised by Prudential Financial affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, Leasebacks, and the management and sale of such investments.  Prudential Financial affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether the opportunity would be suitable for investment by the Partnership.

Prudential Financial affiliates have, however, adopted procedures to distinguish between equity investments available for the Partnership as opposed to the other programs and entities described above.  If investment accounts or entities managed by Prudential Financial affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest.  The Investment Allocation Procedure (“IAP”) has been established to provide a reasonable and fair procedure for allocating real estate investments among the several accounts managed by PREI.  The IAP is administered by an Allocation Committee composed of the Managing Directors, Portfolio Management.  Allocation decisions are made by vote of the Allocation Committee, and are approved by the Chief Executive Officer of PREI (“CEO”).  Sufficient information on each investment opportunity is distributed to all portfolio managers, who each indicate to the Allocation Committee their account’s interest in the opportunity.  Based on such expressions of interest, the Allocation Committee allocates the investment opportunity to an account (and may also determine a back-up account or accounts to receive the allocation in the event the account, which is first allocated the opportunity, fails to pursue the investment for any reason) after giving appropriate consideration to the following factors and with the goal of providing each account a fair allotment of investment opportunities: (1) the investment opportunity’s conformity with an account’s investment criteria and objectives (including property type, size and location, diversification, anticipated returns, investment structure, etc.); (2) the amount of funds available for investment (in total and by property type) by an account; (3) the length of time such funds (in total and by property type) have been available for investment; (4) any limitations or restrictions upon the availability of funds for investment; (5) the absolute and relative (to amount of funds available) amount of funds invested and committed for the account; (6) whether funds available for investment are discretionary or non-discretionary, particularly in relation to the timing of the investment opportunity; (7) an account’s prior dealings or investments with the seller, developer, lender or other counterparty; and (8) other factors which the Allocation Committee feel should be considered in fairness to all accounts participating in the IAP.

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If an account which has been allocated an investment opportunity does not proceed with the acquisition, and either (i) no back-up account has been determined by the Allocation Committee, or (ii) all accounts which were deemed back-up accounts do not proceed with the acquisition, the opportunity may be reallocated to another account by the Allocation Committee.  If an investment opportunity is appropriate for more than one account, the Allocation Committee may (subject to the CEO’s approval) permit the sharing of the investment among accounts, which permit such sharing. Such division of the investment opportunity may be accomplished by separating properties (in a multi-property investment), by co-investment, or otherwise.

3. Competition with the Partnership from Affiliates for the Time and Services of Common Officers, Directors, and Management Personnel. As noted above, PIM and Prudential Financial affiliates are involved in numerous real estate investment activities.  Accordingly, many of the personnel of PIM and Prudential Financial affiliates who will be involved in performing services for the Partnership have competing demands on their time.  Conflicts of interest may arise with respect to allocating time among such entities and the Partnership.  The directors and officers of Prudential Financial and affiliates will determine how much time will be devoted to the Partnership affairs.  Prudential Financial believes it has sufficient personnel to meet its responsibilities to all entities to which it is affiliated.

4. Competitive Properties.  Some properties of affiliates may be competitive with Partnership properties.  Among other things, the properties could be in competition with the Partnership's properties for prospective tenants.

5. Lessee Position.  It is possible that Prudential Financial or its affiliates may be a lessee in one or more of the properties owned by the Partnership.  The terms of such a lease will be competitive with leases with non-affiliated third parties.  The Partnership limits the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.

6. Use of Affiliates to Perform Additional Services for the Partnership.  The Partnership may engage Prudential Financial affiliates to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services.  The Partnership may utilize the services of such affiliates and pay their fees, as long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.

7. Joint Ventures with Affiliates.  The Partnership may enter into investments through joint ventures with Prudential Financial, its affiliates, or investment programs they sponsor.  The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (1) the affiliate must have investment objectives substantially identical to those of the Partnership; (2) there must be no duplicative property management fee, mortgage servicing fee or other fees; (3) the compensation payable to the sponsor of the affiliate must be no greater than that payable to the Partnership's investment manager; (4) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and (5) the investment of the Partnership and the affiliate in the joint venture must be made on the same terms and conditions (although not the same percentage).  In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree.  However, in the event of a disagreement regarding a proposed sale or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner's interest in the investment.  If this happens, it is possible that in the future the joint venture partners would no longer be affiliated.  In the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner's interest in the investment.  The exercise of a right of first refusal would be subject to the Partnership's having the financial resources to effectuate such a purchase.

If the Partnership invests in joint venture partnerships which own properties, instead of investing directly in the properties themselves, they may be subject to risks not otherwise present.  These risks include risks associated with the possible bankruptcy of the Partnership's co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with those of the Partnership.

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8. Purchase of Real Property From Prudential Financial or Affiliates.  The Partnership may acquire properties owned by Prudential Financial or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership's investment objectives and policies from an affiliate only if: (1) the applicable insurance regulators approve the Partnership’s acquisition of real property from Prudential Financial or affiliates to the extent such approval is required under applicable insurance regulations; (2) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (3) a qualified and independent real estate adviser (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership; and (4) the affiliate has owned the property at least two years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate adviser, explicable by material factors (including the passage of time) that have increased the value of the property.

THE REAL PROPERTY ACCOUNT’S UNAVAILABILITY TO CERTAIN CONTRACTS

Prudential has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code.  Accordingly, owners of Prudential Contracts that are purchased in connection with: (1) IRAs; (2) tax deferred annuities subject to Section 403(b) of the Code; (3) other employee benefit plans which are subject to ERISA; or (4) prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract.  By not offering the Real Property Account as an investment option under such contracts, Prudential is able to comply with state insurance law requirements that policy loans be made available to Contract owners.

VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS

A Contract owner's interest in the Real Property Account will initially be the amount they allocated to the Real Property Account.  Thereafter, that value will change daily.  The value of a Contract owner's interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the "net investment factor" for that day arising from the Real Property Account's participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property Account and by the applicable Contract charges recorded in that Contract's subaccount.  Some of the charges will be made:  (1) daily; (2) on the Contract's monthly anniversary date; (3) at the end of each Contract year; and (4) upon withdrawal or annuitization.  Periodically Prudential will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.

The "net investment factor" is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day.  The value of the net assets of the Partnership at the end of any business day is equal to the sum of all cash held by the Partnership plus the aggregate value of the Partnership's liquid securities and instruments, the individual real properties and the other real estate-related investments owned by the Partnership, determined in the manner described below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily investment management fee and certain other expenses attributable to the operation of the Partnership.  See CHARGES.

The Partnership may invest in various liquid securities and instruments.  These investments will generally be carried at their market value as determine by a valuation method, which the Partners deem appropriate for the particular type of liquid security or instrument.

The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows.  Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price.  In acquiring a property or other real estate-related investment, PIM will not obtain an independent appraisal but will instead rely on its own analysis of the investment's fair market value.  Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser at least annually.  At least every three months, PIM will review each property or other real estate-related investments and adjust its valuation if it concludes there has been a change in the value of the property or other real estate-related investment since the last valuation.  The revised value will remain in effect and will be used in each day's calculation of the value of the Partnership's assets until the next review or appraisal.  It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.

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The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments.  Annually, PIM will prepare a month-by-month estimate of the revenues and expenses ("Estimated Net Operating Income") for each property and other real estate-related investments owned by the Partnership.  Each day PIM will add to the value of the assets, as determined above, a proportionate part of the Estimated Net Operating Income for the month.  In effect, PIM will establish a daily accrued receivable of the Estimated Net Operating Income from each property and other real estate-related investments owned by the Partnership (the "Daily Accrued Receivable").  On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments ("Actual Net Operating Income").  Such Actual Net Operating Income will be recognized on the books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted.  In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted.  Periodically, but at least every three months, PIM will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted.  PIM follows this practice of accruing Estimated Net Operating Income from properties and other real estate-related investments because net operating income from such investments is generally received on an intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount is recognized daily.  Because the daily accrual of Estimated Net Operating Income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership's assets.

PIM may adjust the value of any asset held by the Partnership based on events that have increased or decreased the realizable value of a property or other real estate-related investment.  For example, adjustments may be made for events indicating an impairment of a borrower's or a lessee's ability to pay any amounts due or events which affect the property values of the surrounding area.  There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of PIM.  Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership's investments may be affected.  All adjustments made to the valuation of the Partnership's investments, including adjustments to Estimated Net Operating Income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.

The above method of valuation of the Partnership's assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership’s investments.  Changes in the method of valuation could result in a change in the Contract Fund values which may have either an adverse or beneficial effect on Contract owners.  Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to estimate the fair market value of the Partnership's investments, there may well be variations between the amount realizable upon disposition and the Partnership's valuation of such assets.  Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership's investments.  If a Contract owner invests in the Real Property Account at a time in which the Partnership's investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated.  A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership's assets are undervalued.

BORROWING BY THE PARTNERSHIP

The Partnership may borrow for Partnership purposes, including to meet its liquidity requirements and the leveraging of currently-owned property to buy new property, subject to a maximum debt to value ratio of 331/3% (pursuant to California state requirements) based on the aggregate value of all Partnership assets.  The Partnership will bear the cost of all such borrowings.  The Real Property Account, and Contract owners participating in it, will bear a portion of any borrowing costs equal to their percentage interest in the Partnership.  Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 80% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS).  Increasing the Partnership's assets through leveraged investments would increase the compensation paid to PIM since its investment management fee is a percentage of the Partnership's gross assets. Any borrowing by the Partnership would increase the Partnership's risk of loss.  It could also inhibit the Partnership from achieving its investment objectives because the Partnership's payments on any loans would have to be made regardless of the profitability of its investments.

15 - Real Property

CHARGES

Pursuant to the investment management agreement, the Partnership pays a daily investment management fee, which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership.  Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership.  In acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys' fees, architects' fees, engineers' fees, and accounting fees.  After acquisition of an investment, the Partnership will incur recurring expenses for the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership's assets.  Some of these operating expenses represent reimbursement of the investment manager for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. The investment manager charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST.  In addition to the various expenses charged against the Partnership's assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.

As explained earlier, charges to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account.  From time to time, Prudential will withdraw from the Real Property Account an amount equal to the aggregate amount of these charges.  Aside from the charges to the Contracts, Prudential does not charge the Real Property Account for the expenses involved in the Real Property Account’s operation.  The Real Property Account will, however, bear its proportionate share of the charges made to the Partnership as described above.

The Partnership is not a taxable entity under the provisions of the Internal Revenue Code.  The income, gains, and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership.  The earnings of the Real Property Account are, in turn, taxed as part of the operations of Prudential.  Prudential is currently not charging the Real Property Account for company federal income taxes.   Prudential may make such a charge in the future.

Under current laws Prudential may incur state and local taxes (in addition to premium taxes) in several states.  At present, Prudential does not charge these taxes against the Contracts or the Real Property Account, but Prudential may decide to charge the Real Property Account for such taxes in the future.

RESTRICTIONS ON WITHDRAWALS

Before allocating any portion of your net premium or purchase payments, or transferring any portion of your Contract Fund, to the Real Property Account, you should be aware that withdrawals from the Real Property Account may have greater restrictions than the other variable investment options available under the Contracts.  Prudential reserves the right to restrict transfers into or out of the Real Property Account.  Apart from the limitations on transfers out of the Real Property Account described below, Prudential will only restrict transfers out of the Real Property Account if there is insufficient cash available to meet Contract owners' requests and prompt disposition of the Partnership's investments to meet such requests could not be made on commercially reasonable terms.

Generally, we will pay any death benefit, cash surrender value, loan proceeds, or partial withdrawal within seven days after all the documents required for such a payment are received at the Service Office.  Other than the death benefit, which is determined as of the date of death, the amount will be determined as of the end of the valuation period in which the necessary documents are received at a Service Office.

The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day the funds are required.  If, on the day the funds are required, cash flows into the Real Property Account are less than the amount of funds required, Prudential will seek to obtain such funds by withdrawing a portion of its interest in the Partnership.  The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the liquid securities and instruments it holds.  If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 331/3% (pursuant to California state requirements) of the value of the Partnership's assets.  See BORROWING BY THE PARTNERSHIP.  If the Partners determine that such a borrowing by the Partnership would not serve the best interests of Contract owners, Prudential may, in the event of a Contract loan or withdrawal, rather than take the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.

16 - Real Property

Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary.  The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000.  Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary.  Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received.  The "valuation period" means the period of time from one determination of the value of the amount invested in the Real Property Account to the next.  Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:00 p.m. Eastern time on each day during which the New York Stock Exchange is open.  Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts.

RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT

As explained earlier, identification and acquisition of real estate investments meeting the Partnership's investment objectives is a time-consuming process.  Because the Real Property Account and the Partnership are managed so they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership's assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited.  For these reasons, Prudential reserves the right to restrict or limit Contract owners' allocation of funds to the Real Property Account.  Any such restrictions are likely to take the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property Account.

FEDERAL INCOME TAX CONSIDERATIONS

The federal income tax treatment of Contract benefits is described briefly in the attached prospectus for the particular Contract you selected.  Prudential believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account.  The Partnership's conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See General Investment and Operating Policies.  Prudential urges you to consult a qualified tax adviser.

Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Prudential, with respect to the Real Property Account.  The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code.  The earnings of the Real Property Account are taxed as part of the operations of Prudential.  No charge is currently being made to the Real Property Account for company federal income taxes.  We may make such a charge in the future, see CHARGES.

DISTRIBUTION OF THE CONTRACTS

As explained in the attached prospectus for the Contracts, Pruco Securities, LLC, a wholly-owned subsidiary of Prudential Financial, acts as the principal underwriter of the Contracts.  Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.

STATE REGULATION

Prudential is subject to regulation and supervision by the Department of Insurance of the State of New Jersey, which periodically examines its operations and financial condition.  It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Prudential is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Prudential is required to file with New Jersey and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

17 - Real Property

ADDITIONAL INFORMATION

Prudential has filed a registration statement with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, relating to the offering described in this prospectus.  This prospectus does not include all of the information set forth in the registration statement.  Certain portions have been omitted pursuant to the rules and regulations of the SEC.  All reports and information filed by Prudential can be inspected and copied at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, 175 West Jackson Boulevard, Suite 900, Chicago, IL 60604; Northeastern Regional Office SEC, 233 Broadway, New York, NY 10279, or by telephoning (202) 551-8090.

The SEC maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential delivers this prospectus to contract owners that reside outside of the United States.

Further information may also be obtained from Prudential.  The address and telephone number are on the cover of this prospectus.

EXPERTS

[To be filed by amendment.]

LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership.

REPORTS TO CONTRACT OWNERS

If you allocate a portion of your Contract Fund to the Real Property Account, Prudential will mail you an annual report containing audited financial statements for the Partnership and an annual statement showing the status of your Contract Fund and any other information that may be required by applicable regulation or law.

INCORPORATION OF ANNUAL REPORT BY REFERENCE

The Prudential Variable Contract Real Property Account Annual Report on Form 10-K for the period ended                                           (the "Annual Report") is incorporated by reference into this prospectus and therefore is considered to be part of this prospectus.

The Annual Report is available free of charge on Prudential’s website.  Please visit http://www.prudential.com/eprospectus and select the link for your contract that says "Financial Information & Fund Prospectuses" to find the Annual Report.  You may also obtain the report at http://www.prudential.com/view/page/public/12241.

The Annual Report is also available upon written or oral request, free of charge, to each person to whom this prospectus is delivered.  Any request for the Annual Report should be mailed to P.O. Box 7390, Philadelphia, Pennsylvania 19176.  You may also call 800-778-2255.

18 - Real Property

The Real Property Account files reports and other information, including the Annual Report, with the Securities and Exchange Commission ("SEC"), as required by law. You may read and copy this information at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549, or by accessing the SEC's website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.  The Real Property Account files its reports with the SEC under CIK No. 0000846581.

Under the Securities Act of 1933, the Real Property Account has filed with the SEC a registration statement relating to the Variable Contract Real Property Account (the "Registration Statement"). This prospectus has been filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement.

FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

The financial statements for the Real Property Account and the Partnership and the independent registered public accounting firm’s reports on those statements are included in the Annual Report.

The Annual Report also includes management’s discussion and analysis of financial condition and results of operations, as well as quantitative and qualitative disclosures about market risk.

More information about the Annual Report is set forth above in INCORPORATION OF ANNUAL REPORT BY REFERENCE.

19 - Real Property

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees

In this registration statement for the Prudential Variable Contract Real Property Account the registration fee of $317.05 associated with the unsold securities was offset from the registration fees previously paid.

Federal Taxes

The Prudential Variable Contract Real Property Account estimates the federal tax effect associated with the deferred acquisition costs attributable to $1 million of premium payments to a variable life insurance contract for which the account serves as an underlying investment over a two year period to be $12,500.

State Taxes

The Prudential Variable Contract Real Property Account estimates that approximately $25,000 in premium taxes per  $1 million of premium payments would be owed upon receipt of purchase payments under variable life insurance contracts for which the account serves as an underlying investment.

Printing Costs

The Prudential Variable Contract Real Property Account estimates that the annual cost of printing prospectuses for the variable insurance products associated with the securities registered herein would be $115,000.

Legal Costs

This registration statement was prepared by Prudential attorneys whose time is allocated to The Prudential Insurance Company of America.

Accounting Costs

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audits The Prudential Insurance Company of America's financial statements, charges approximately $10,000.00 in connection with each filing of this registration statement with the Commission.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability, which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.

New Jersey, being the state of organization of Prudential Insurance Company of America ("Prudential"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations.  The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated.  The text of Prudential's By-law Article VII, Section 1, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit Item 16.(a)(3B) on Form S-1, Registration No. 333-158228, filed March 26, 2009 on behalf of The Prudential Variable Contract Real Property Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

(1A) Distribution Agreement between Pruco Securities, LLC and The Prudential Insurance Company of America with respect to The Prudential Individual Variable Contract Account.	Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1, Registration No. 33-20083-01, filed April 9, 1997 on behalf of The Prudential Variable Contract Real Property Account.

(1B) Distribution Agreement between Pruco Securities LLC and The Prudential Insurance Company of America with respect to The Prudential Variable Appreciable Account.	Incorporated by reference to Post-Effective Amendment No. 19 to Form S-6, Registration No. 33-20000, filed April 19, 1997, on behalf of The Prudential Variable Appreciable Account.

(3A) Charter of The Prudential Insurance Company of America, as amended July 19, 2004.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-158228 filed March 26, 2009 on behalf of The Prudential Variable Contract Real Property Account.

(3B) By-Laws of The Prudential Insurance Company of America, as amended December 9, 2008.	Filed herewith.

(3C) Resolution of the Board of Directors establishing The Prudential Variable Contract Real Property Account.	Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1, Registration No. 33-20083-01, filed April 9, 1997 on behalf of The Prudential Variable Contract Real Property Account.

(4A)(i) Revised Individual Variable Annuity Contract.	Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1, Registration No. 33-20083-01, filed April 9, 1997 on behalf of The Prudential Variable Contract Real Property Account.

(4A)(ii) Discovery Plus Contract.	Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1, Registration No. 33-20083-01, filed April 9, 1997 on behalf of The Prudential Variable Contract Real Property Account.

(4B)(i) Variable Appreciable Life Insurance Contract with fixed death benefit.	Incorporated by reference to Post-Effective Amendment No. 19 to Form S-6, Registration No. 33-20000, filed April 28, 1997, on behalf of The Prudential Variable Appreciable Account.

(4B)(ii) Variable Appreciable Life Insurance Contract with variable death benefit.	Incorporated by reference to Post-Effective Amendment No. 19 to Form S-6, Registration No. 33-20000, filed April 28, 1997, on behalf of The Prudential Variable Appreciable Account.

(4C)(i) Custom VAL Life Insurance Contract with fixed death benefit.	Incorporated by reference to Post-Effective Amendment No. 19 to Form S-6, Registration No. 33-20000, filed April 28, 1997, on behalf of The Prudential Variable Appreciable Account.

(4C)(ii) Custom VAL Life Insurance Contract with variable death benefit.	Incorporated by reference to Post-Effective Amendment No. 19 to Form S-6, Registration No. 33-20000, filed April 28, 1997, on behalf of The Prudential Variable Appreciable Account.

(5) Opinion and Consent of Sun-Jin Moon, Esq., as to the legality of the securities being registered.	To be filed by amendment.

(10A) Investment Management Agreement between Prudential Investment Management, Inc. and The Prudential Variable Contract Real Property Partnership.	Incorporated by reference to Post-Effective Amendment No. 16 to Form S-1, Registration No. 33-20083-01, filed April 10, 2003.

(10B) Administrative Service Agreement among PIM, Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey.	Incorporated by reference to Post-Effective Amendment No. 17 to Form S-1, Registration No. 33-20083-01, filed April 14, 2004.

(10C) Partnership Agreement of The Prudential Variable Contract Real Property Partnership.	Incorporated by reference to Post-Effective Amendment No. 9 to Form S-1, Registration No. 33-20083-01, filed April 9, 1997 on behalf of The Prudential Variable Contract Real Property Account.

(23A) Written consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.	To be filed by amendment.

(23B) Written consent of Sun-Jin Moon, Esq.	Incorporated by reference to Exhibit (5) hereto.

(24) Powers of Attorneys:

R. Axel, T. Baltimore Jr., G. Bethune, G. Casellas, J. Cullen, Robert M. Falzon, M. Grier, C. Horner, M. Hund-Mejean, K. Krapek, C. Poon, D. Scovanner, J. Strangfeld Jr., and  J. Unruh.

Filed herewith.

(b) Financial Statement Schedules Schedule III-Real Estate Owned by The Prudential Variable Contract Real Property Partnership and independent accountant's report thereon.	Incorporated by reference to The Prudential Variable Contract Real Property Account Annual Report on Form 10-K, Registration No. 033-20083-01, for the period ending December 31, 2013.

(c) Financial Statements

Financial Statements of The Prudential Variable Contract Real Property Account and the consolidated Financial Statements of The Prudential Variable Contract Real Property Partnership.

Incorporated by reference to The Prudential Variable Contract Real Property Account Annual Report on Form 10-K, Registration No. 033-20083-01, for the period ending December 31, 2013.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 20th day of February, 2015.

The Prudential Insurance Company of America In Respect of The Prudential Variable Contract Real Property Account By: /s/ Jordan K. Thomsen Jordan K. Thomsen Vice President and Corporate Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 20th day of February, 2015.

Signature and Title
/s/ * John R. Strangfeld, Jr. President, Chairman of the Board, and Chief Executive Officer
/s/ * Robert D. Axel Senior Vice President, Principal Accounting Officer, and Corporate Controller
/s/ * Robert M. Falzon Executive Vice President and Chief Financial Officer
/s/ * Thomas Baltimore, Jr. Director /s/ * Gordon M. Bethune Director
/s/ * Gilbert F. Casellas Director	* By:/s/ Jordan K. Thomsen Jordan K. Thomsen (Attorney-in-Fact)
/s/ * James G. Cullen Director
/s/ * Mark B. Grier Director
/s/ * Constance J. Horner Director
/s/ * Martina T. Hund-Mejean Director

/s/ * Karl J. Krapek Director /s/ * Christine A. Poon Director	* By:/s/ Jordan K. Thomsen Jordan K. Thomsen (Attorney-in-Fact)
/s/ * Douglas Scovanner Director
/s/ * James A. Unruh Director

EXHIBIT INDEX

Item 16.

(a) (3B) By-Laws of The Prudential Insurance Company of America, as amended December 9, 2008.

(a)(24) Powers of Attorneys